Exhibit 10.1
Loan Terms Agreement
(Amended)
Loan Amount: $150,000
Agreed Interest Payment: $50,000 &
100,000 warrants to purchase iMedia common stock at a conversion price set at trading price at the end of day of funding or 50 cents whichever is less.
Maximum Loan Term: 60 days (Funding Date – 2/1/2010)
iMedia International Inc, has entered into this agreement for bridge financing to enable fiduciary responsibilities and payroll commitments until a larger funding of 2.5 million dollars US is completed.
This loan is guaranteed paid in full within 60 days of the date of funding, using collateral of common stock and or assets of the company, and a total debt service payment not to exceed $200,000 in cash value. In addition lender earns warrants to purchase common stock in iMedia International at the agreed conversion price. There will be a five (5) day grace period at the conclusion of the term to service the entire debt obligation.
This loan is secured and collateralized by common stock of iMedia International Inc. This loan is guaranteed unconditionally from the company’s Chairman and CEO, and both lender and borrower agree to hold the other party harmless to any additional damages beyond the cash value of the loan plus the agreed interest amount.
By signing below both parties hereby agree to the terms represented on this document and will perform using best efforts to reach dates and deadlines of said agreement.

By Lender:	iMedia International Inc.

Print Name:	Henry Williamson — Chairman and CEO

Date: / /	Date: / /